May 15, 2014

IsoRay, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

Re:	IsoRay, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to IsoRay, Inc., a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 15, 2014 in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,000,000 shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the 2014 Employee Stock Option Plan (the “Plan”). As the Company’s counsel in connection with these transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended to date, corporate minutes of the Company as we have deemed necessary and appropriate for the purpose of this opinion, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons; (c) the conformity to the originals and the authenticity of the originals of all documents submitted to us as copies; and (d) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, and having regard to legal considerations and other information that we deem relevant, it is our opinion that the Shares have been duly authorized and, when and to the extent the Shares are issued in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Minnesota.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ KELLER ROHRBACK, L.L.P.

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